Exhibit 99.1

Jason Industries, Inc Appoints Jeffry N. Quinn
Interim Chief Executive Officer and Makes Governance Changes

MILWAUKEE, November 9, 2015 -- Jason Industries, Inc. (NASDAQ: JASN, JASNW) (“Jason” or “the Company”), today announced Mr. Jeffry N. Quinn has been named interim Chief Executive Officer, effective immediately. The Company also announced Mr. David Westgate has resigned as Jason’s chief executive officer and as a member of the Board of Directors. Mr. Quinn will relocate to Milwaukee and continue his role as Chairman of the Board of Directors, which has initiated the search for a permanent chief executive officer of Jason.

“Mr. Quinn is an impressive leader and proven executive with a track record of creating long-term value for investors and opportunities for the employees of the companies with which he has been associated,” said Edgar G. Hotard, chairman of the Board of Director’s corporate governance and nominating committee. “His commitment to the success of Jason is completely aligned with that of the Company’s shareholders and employees, and I am confident that under his leadership Jason will flourish.”

Mr. Quinn added, “We would like to thank David for all he did to make Jason successful. Under Dave’s leadership, Jason had a history of delivering exceptional value to its customers and operating strong market-leading businesses. However, we recognize the operating and financial performance of the Company in its recent short history as a public company has not met our expectations. I believe in Jason’s potential and am focused on creating value for my fellow shareholders, serving our global customer base, and creating opportunities and economic security for our employees. In the coming weeks, I look forward to discussing with our employees, customers and owners the path forward to accomplish these objectives.”
Prior to being named interim Chief Executive Officer, Mr. Quinn served as chairman of the Company’s board of directors. Mr. Quinn is the former chief executive officer and chairman of Solutia Inc., a global specialty chemical and performance materials company, which in his 8-year tenure he led through Chapter 11 reorganization and its sale in 2012. Following the sale of Solutia, Mr. Quinn founded Quinpario Partners LLC, a privately owned investment and operating company offering proven executive leadership and global operational expertise focused on bringing long-term value to investors. Quinpario Partners LLC formed Quinpario Acquisition Corp., a special purpose acquisition company that completed its initial business combination in 2014, when it acquired Jason Industries, Inc.

The Company also announced the reduction of the size of its board of directors from eleven directors to nine and the creation of the role of Lead Independent Director. Robert H. Jenkins and Vincent L. Martin have resigned from the Board.  With these resignations, the Board is currently comprised of eight individuals. It is contemplated that once retained, the new Chief Executive Officer will join the Board and fill the current vacancy.  Additionally, James P. Heffernan has been appointed Acting Chairman of the Compensation Committee until such time as a new chairman is named. With Quinn's appointment as interim Chief Executive Officer, Quinn has resigned from the Corporate Governance and Nominating Committee. The Board intends to address the vacancies on the Board committees during its next regularly scheduled board meeting.

Commenting on the governance changes, Mr. Quinn stated, “I would like to thank Bob for his meaningful contributions to the Board during Jason’s first year and a half as a public company. He has been a great friend and mentor over the past 15 years. His input, guidance and wisdom will be missed.”

“On behalf of all of the men and women of Jason, I would also like to extend a heartfelt thank you to Vince, the original founder of Jason,” Quinn continued. “He leaves behind an impressive legacy. Without Vince, this company would not be here today. I am honored to help shepherd his creation into the future and look forward to working with whomever the Board appoints as the Lead Director and the entire Board.”

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Contacts
Media: Melissa Zona
636.751.4057

Investors: Chad Paris
414.277.2007
investors@jasoninc.com

About Jason Industries
Jason Industries, Inc. is the parent company to a global family of manufacturing leaders within the seating, finishing, components and automotive acoustics markets, including Assembled Products (Buffalo Grove, Ill.), DRONCO (Wunsiedel, Germany), Janesville Acoustics (Southfield, Mich.), Metalex (Libertyville, Ill.), Milsco (Milwaukee, Wis.), Osborn (Richmond, Ind. and Burgwald, Germany) and Sealeze (Richmond, Va.). All Jason companies utilize the Jason Business System, a collaborative manufacturing strategy applicable to a diverse group of companies that includes business principles and processes to ensure best-in-class results and collective strength. Headquartered in Milwaukee, Wis., Jason employs more than 4,400 individuals in 14 countries. To learn more, please visit www.jasoninc.com.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include projected financial information. Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the Company’s businesses are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results and cause them to differ materially from those anticipated in the forward-looking statements.

More information on potential factors that could affect the Company’s financial condition and operating results is included in the “Risk Factors” section and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in the Company’s other filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.